Exhibit 5.1

To: Veraxa Biotech Holding AG Talacker 35 8001 Zurich Switzerland

Walder Wyss Ltd.

Seefeldstrasse 123

P.O. Box

8034 Zurich

Switzerland

Telephone +41 58 658 58 58

Fax +41 58 658 59 59

www.walderwyss.com

Thiemo Sturny

Partner

Dr. iur., LL.M., Attorney at Law

Direct +41 58 658 52 92

thiemo.sturny@walderwyss.com

Marius Breier

Partner

M.A. HSG in Accounting and Finance

Certified Tax Expert

Direct +41 58 658 56 58

marius.breier@walderwyss.com

Zurich, February 12, 2026

Veraxa Biotech Holding AG – Registration Statement on Form F-4

Dear Madams, dear Sirs,

We have acted as special Swiss legal counsel to Veraxa Biotech Holding AG, a stock corporation incorporated under the laws of Switzerland (the Company), in connection with the filing of a Registration Statement on Form F-4, filed on or around the date hereof (the Registration Statement), including the accompanying prospectus set forth therein, with the United States Securities and Exchange Commission (the SEC) for the purpose of registering under the United States Securities Act of 1933, as amended (the Securities Act), in connection with the issuance by the Company of (i) up to 130,000,128 common shares of the Company, par value CHF 1/113.25 per share (the Merger Shares); (ii) 6,325,000 common shares of the Company, par value CHF 1/113.25 per share (the SPAC Initial Shares); (iii) up to 25,300,050 common shares of the Company, par value CHF 1/113.25 per share, issuable to holders of public shares of Voyager Acquisition Corp., a Cayman Islands exempted company (SPAC), who do not redeem their SPAC public shares (the Exchange Shares) and (iv) up to 20,315,000 common shares of the Company, par value CHF 1/113.25 per share, issuable to holders of outstanding PubCo Warrants (as defined in the Registration Statement) (the Warrant Shares) in connection with the Business Combination (as defined below), in each case, to be issued pursuant to the business combination (the Business Combination) contemplated by the business combination agreement, dated as of April 22, 2025, by and among SPAC, Veraxa Biotech AG, a public limited company organized under the laws of Switzerland (Veraxa), and Oliver Baumann, solely in his capacity as shareholder representative (the BCA) and the merger agreement dated January 20, 2026, by and among the Company and Veraxa (the Merger Agreement). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

Attorneys admitted in Switzerland or in a EU/EFTA state are registered with the attorneys’ registry	Page 1 of 7

Swiss Legal Opinion

1.	Scope and limitation of opinion

Our opinion is strictly confined to matters of Swiss law as in force at the date hereof and as it is presently applied by the Swiss Federal Supreme Court (Schweizerisches Bundesgericht) as published in its official collection (amtliche Sammlung). Such law and its interpretation are subject to change. In the absence of explicit statutory law or case law established by such court, we base our opinion solely on our independent professional judgment and it cannot be excluded that any Swiss court would apply a different interpretation. No opinion is expressed as to the laws of any country or jurisdiction, other than Switzerland.

Our opinion is strictly limited to the Documents (as defined below) and the specific matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter.

For the purpose of this opinion, we have not conducted any due diligence, verification or similar investigation as to any matters of facts or as to the truth, accuracy and completeness of the representations and warranties made in the Documents, and we do not express or imply any opinions thereon.

2.	Documents

For the purpose of this opinion, we have only examined the following documents (collectively, the Documents):

(a)	a scanned copy (received by e-mail) of the executed BCA including its amendments;

(b)	a scanned copy (received by e-mail) of the executed Merger Agreement;

(c)	an electronic copy of the excerpt from the commercial register of the Canton of Zurich in respect of the Company dated February 12, 2026 (the Excerpt);

(d)	copies of the following articles of association of the Company (collectively, the Articles):

Veraxa Business Combination	Page 2 of 7

Swiss Legal Opinion

(i)	an electronic copy dated February 12, 2026 of the articles of association of the Company dated 18 June 2025;

(ii)	an electronic copy of the form of articles of association of the Company to be filed with the commercial register of the Canton of Zurich (the New Articles) with the updated share capital due to (i) the split of the existing share capital by 1: 113.25, (ii) the issuance of 130,000,128 common shares of the Company, and (iii) the issuance of up to 25,300,050 common shares of the Company;

(e)	an electronic copy of the to be notarized form of resolutions of the Company’s extraordinary shareholders’ meeting to be held on February 27, 2026 (the EGM Resolutions);

(f)	an electronic copy of the to be notarized form of resolutions of the Company’s board of directors to be taken on or around March 26, 2026 regarding the implementation of the ordinary capital increase (Feststellungsbeschluss) for the issuance of the Merger Shares and the Exchange Shares, as applicable, and the corresponding amendments to the Articles (the Board Resolutions, together with the EGM Resolutions, the Resolutions);

(g)	an electronic copy of the to be executed subscription form relating to the subscription of up to 25,300,050 Exchange Shares;

(h)	an electronic copy of the to be executed capital increase report relating to issue of the Merger Shares and the Exchange Shares;

(i)	an electronic copy of the to be executed form of application to the commercial register of the canton of Zurich for registration of the resolutions of the Company’s extraordinary shareholders’ meeting to be held on February 27, 2026 and the Company’s board of directors resolutions to be taken on or around March 26, 2026;

(j)	an electronic copy of the warrant agreement dated as of August 8, 2024 by and between SPAC and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (Continental) and an electronic copy of the to be executed warrant assignment, assumption and amendment agreement between SPAC, Continental and the Company (collectively, the Warrant Agreement);

(k)	an electronic copy of the to be executed form of resolutions of the Company’s board of directors to be taken on or around March 26, 2026 reserving the Warrant Shares for the purpose of the PubCo Warrants.

No documents, other than the Documents, have been reviewed by us in connection with this opinion.

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Swiss Legal Opinion

3.	Assumptions

For the purpose of this opinion, we have assumed that:

(a)	all Documents submitted to us as originals are authentic and complete, and all Documents submitted to us as copies of originals (including, without limitation, certified copies, photocopies, fax, pdf or scanned copies) are complete and conform to the original documents;

(b)	all signatures on the Documents submitted to us are genuine and have been provided by the persons as indicated in the context of the respective signatures and any electronic signature on any Document has been inalterably affixed thereto by or with the specific authorisation of the individual to whom such electronic signature belongs and such individual has saved and submitted such Document as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;

(c)	the information provided in the Documents (in particular, without limitation, in the Excerpt and the Articles) is true, correct, complete and up to date and there are no facts outstanding or matters resolved that are not reflected in the Documents;

(d)	to the extent relevant for the purposes of this opinion and except as expressly opined upon herein, all statements made and the representations and warranties given in the Documents are and will be at all relevant times true and accurate;

(e)	Documents provided to us as drafts will be executed substantially in the form provided to us and, once executed, will be in full force and effect and will not have been revoked, rescinded, amended, superseded or otherwise modified;

(f)	the BCA, the Warrant Agreement and the Merger Agreement are legal, valid, binding and enforceable under the law by which they are expressed to be governed, and the choice of the law and the submission to the jurisdiction of the courts stated in the BCA and the Merger Agreement are valid, binding and enforceable under all applicable laws and as far as any obligation under the BCA and the Merger Agreement is required to be performed in any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

(g)	under the Warrant Agreement, 20,315,000 PubCo Warrants will be validly issued by the Company to “new shareholders” of the Company as provided for in Art. 3a of the New Articles, entitling each holder of PubCo Warrants to receive one Warrant Share per validly exercised PubCo Warrant;

Veraxa Business Combination	Page 4 of 7

Swiss Legal Opinion

(h)	the PubCo Warrants will be validly exercised during the Exercise Period (as defined in the Warrant Agreement) and the Warrant Price (as defined in the Warrant Agreement) at the time of exercise of a PubCo Warrant will be equal to or higher than the nominal value of the Warrant Share to be issued upon exercise of such PubCo Warrant; and

(i)	the Company has not and will not dispose of the respective number of common shares reserved in the conditional capital (bedingtes Aktienkapital) for the issuance of Warrant Shares for any other purpose than the Warrant Shares.

The assumptions as set forth in this section 3 (Assumptions) do not imply that we have made any inquiry to verify any of them nor do they suggest that we are aware of any circumstances which might affect the correctness of any of them. No assumption specified above is limited by reference to any other assumption.

4.	Opinions

Based upon the Documents and assumptions referred to herein and subject to the qualifications referred to herein, we are of the opinion that subject to and effective upon the Merger, and upon receipt by the Company of the consideration for the issuance of the Merger Shares and the Exchange Shares, as applicable, contemplated under the Documents:

(a)	The Merger Shares, when issued pursuant to the Merger Agreement, are and will be validly issued, fully paid-in (up to their nominal amount) and non-assessable.

(b)	The SPAC Initial Shares, when issued pursuant to the Merger Agreement, are and will be validly issued, fully paid-in (up to their nominal amount) and non-assessable.

(c)	The Exchange Shares, when issued pursuant to the Resolutions, are and will be validly issued, fully paid-in (up to their nominal amount) and non-assessable.

(d)	The Warrant Shares, once (i) issued from the Company’s conditional share capital pursuant to Art. 3a of the New Articles upon exercise of the PubCo Warrants and payment in cash of the Warrant Price or (ii) delivered from treasury shares upon exercise of the PubCo Warrants on a cashless basis as provided in the Warrant Agreement, are and will be validly issued, fully paid-in (up to their nominal amount) and non-assessable.

Veraxa Business Combination	Page 5 of 7

Swiss Legal Opinion

5.	Qualifications

The opinions expressed in this letter are subject to the following qualifications:

(a)	We are qualified to practice law in Switzerland and do not hold ourselves to be experts in any laws other than the laws of Switzerland. In this respect, we assume that there is nothing under any law (other than the laws of Switzerland) which would or might affect the opinions expressed herein.

(b)	In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by substantive Swiss law and be brought before a Swiss court.

(c)	We express no opinion as to the validity and enforceability of the BCA and the Merger Agreement or as to any tax matters or regulatory, commercial, accounting, calculating, auditing or other non-legal matters.

6.	Miscellaneous

We have issued this opinion as of the date hereof and we do not assume any obligation to advise you of any changes in fact or in law that may occur after the date hereof.

This opinion is given solely in connection with the Business Combination and the transactions contemplated therein. It is addressed to and is solely for the benefit of the Addressee in its relevant capacity under the BCA and the Merger Agreement as indicated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matter” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is issued by Walder Wyss Ltd., a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland. No director, officer or other employee of Walder Wyss Ltd. may be held liable under or in connection with this opinion and terms such as “we”, “us” and “ours” shall be interpreted accordingly.

Veraxa Business Combination	Page 6 of 7

Swiss Legal Opinion

This opinion may only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by and shall be construed in accordance with the substantive laws of Switzerland and any dispute arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the ordinary courts of the city of Zurich, Switzerland.

Yours faithfully

Walder Wyss Ltd.

/s/ Thiemo Sturny	/s/ Marius Breier
Thiemo Sturny	Marius Breier

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